Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 12, 2021

ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451-1477

Re: Registration Statement on Form S-3 (File No. 333-251502)

Ladies and Gentlemen:

We have acted as counsel to ImmunoGen, Inc., a Massachusetts corporation (the “Company”), in connection with sale of a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to an aggregate of 5,434,782 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 18, 2020 (the “Base Prospectus”) and the prospectus supplement dated August 11, 2021 (together with the Base Prospectus, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The shares of Common Stock underlying the Pre-Funded Warrant are referred to herein as the “Warrant Shares.” The Pre-Funded Warrant and the Warrant Shares are covered by the Registration Statement. We understand that the Pre-Funded Warrant and the Warrant Shares are to be offered and sold in the manner set forth in the Prospectus.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Massachusetts Business Corporation Act.

Based upon and subject to the foregoing, we are of the opinion that (i) provided that the Pre-Funded Warrant has been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Pre-Funded Warrant, when issued and sold as described in the Prospectus, assuming a sufficient number of Warrant Shares are at the time available for issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (ii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrant in accordance with its terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP